EXHIBIT 99.1


                     FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.
         CONFERENCE CALL RE: FIRST QUARTER 2006 EARNINGS PRESS RELEASE
                            THURSDAY, APRIL 27, 2006


ERIC F. BILLINGS
Chairman and Chief Executive Officer
Friedman, Billings, Ramsey Group, Inc.

RICHARD J. HENDRIX
President and Chief Operating Officer
Friedman, Billings, Ramsey Group, Inc.

J. ROCK TONKEL
President and Head of Investment Banking
Friedman, Billings, Ramsey Group, Inc.

KURT R. HARRINGTON
Senior Vice President, Chief Financial Officer and Treasurer
Friedman, Billings, Ramsey Group, Inc.


Steven Eisman
Front Point

David West
Davenport

Richard Herr
Keefe, Bruyette & Woods

Mark Patterson
NWQ Investment Management

Jed Gored
Sunova Capital

Miguel Fidalgo
Noonday Asset Management

Richard Slone
H & R Realty

                              INTRODUCTORY REMARKS

Mr. Harrington:
Thank you. Good morning. This is Kurt Harrington, Chief Financial Officer of Friedman Billings Ramsey Group. Before we begin this morning's call, I would like to remind everyone that statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates, and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks, and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.

These factors include but are not limited to the effect of demand for public offerings, activity in the secondary securities markets, interest rates, our cost of borrowing, interest spreads, mortgage prepayment speeds, mortgage delinquencies and defaults, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political, and market conditions.

Additional information concerning these factors that could cause results to differ materially is contained in FBR Group's annual report on Form 10-K, and in quarterly reports on Form 10-Q. I would now like to turn over the call to FBR Group's Chairman and Chief Executive Officer Eric Billings. Also joining us this morning are Rick Hendrix, President and Chief Operating Officer, and Rock Tonkel, President and Head of Investment Banking.

Mr. Billings: Good morning, everybody.
By now, you have seen the first quarter 2006 results, which yielded a return on tangible equity of about 10%. Clearly, this is not where we want to be over the longer term, but as we have discussed, we are in a transition period. Many of the challenges we faced over the last year have been addressed, and I hope you would agree that we are now heading in the right direction.

While the numbers, for the most part, tell the story, I would direct your attention to four points in particular:
o    increased institutional trading volume and revenue,
o    the continued solid performance of our investment banking group,
o    the substantial turnaround in progress at First NLC, and
o improved returns from our mortgage securities portfolios and merchant banking investments.

The brightest and most consistent side of the picture continues to be the strong performance of our capital market franchise.

Revenues in the first quarter for our institutional sales and trading business grew 14% year-over-year. We continue to maintain and strengthen our relationships with mid-sized investment firms that value both the quality of our research and our trading expertise. We are encouraged by our results in this business, and are working to grow this segment of our revenue well beyond industry growth rates.

In investment banking we continue to reap the benefits from the focused investment we have made to broaden our industry coverage and expertise. We have achieved much of the industry diversity that we sought to build out. Our insurance and energy groups in particular have performed well, while in the current rising interest rate environment our financial institutions and real estate groups have experienced less activity. In the first quarter of 2006, our industry-leading insurance group emerged, executing five transactions raising $3 billion for insurance industry clients, nearly equaling the total amount raised in the sector in all of 2005.

Financial and real estate companies are among the largest issuers in the equity capital markets. When the effect of rising rates abates, we expect to see increased revenue opportunities in these sectors as they return to more robust transaction levels consistent with our historical volumes.

This broader capital markets platform has enabled us to maintain a market leading position in initial capital raises. As we have stated, for all of 2005, we ranked #1 in U.S. initial public stock offerings and 144A common stock private placements combined, and in the first quarter of 2006 we ranked second in these capital raises.

While we have more to do in all of our verticals, our proven capital raising expertise has enabled us to create the largest, most successful equity underwriting business serving U.S. middle-market companies. This business and the tremendous client relationships it has generated give us significant additional opportunity to fully leverage our industry-leading position in equities. We will do this by bringing the same focus and expertise to M&A and fixed income, both natural extensions of our franchise. We hope to have developments in both of these areas to report in coming quarters.

As many of you know, the non-conforming mortgage-origination industry has experienced a very challenging environment over the last two quarters, and First NLC has not been immune to these difficulties. Beginning late last year, we initiated steps to lower expenses, specifically reducing staff by 145 employees, closing and realigning non-performing branches and lowering recruiting costs. As a result, our cost to originate has been reduced from 233 basis points in the fourth quarter to 210 basis points in the first quarter of this year and to 174 basis points for the month of March. At the same time, we have been able to take advantage of the infrastructure FNLC has been building over the past two years to increase production 41% in the first quarter of 2006 compared to the first quarter of 2005.

We have also been successful in growing the percentage of loans originated in our retail area, which is our most profitable origination channel. In the first quarter of 2006, 24% of our originations were from our retail group compared to only 18% in the first quarter of 2005. These actions, along with the others mentioned, have led to a narrowing of the loss to $4.8 million in the first quarter and the expectation that FNLC will be profitable in the second quarter.

As we pointed out in the release, the steps we took to reposition our principal investment portfolios in the fourth quarter of 2005 have given us greater liquidity and a far broader range of investment options going forward. As we continue to redeploy the $450 million of investment capital within our mortgage securities portfolio, we expect to see returns continue to gradually improve as they did in the first quarter. It is important to realize that this capital, presently approximately 50% of the total capital of the REIT, was essentially unlevered in the first quarter. As we grow the portfolio and fully lever this capital, in profitable opportunities returns should improve in the coming quarters.

In our Merchant Banking business, we generated $3.7 million in dividends and approximately $12.3 million in realized gains during the quarter.

The non-conforming mortgage portfolio balance averaged $6.6 billion for the quarter. The average coupon for the quarter was 7.26% with a corresponding cost of funds of 5.15% resulting in a gross interest margin of 211 basis points. Additionally, we provided for a loss provision of $8.4 million and paid $4.0 million for mortgage insurance.

At this point, I'd like to open the call to questions.

                             QUESTIONS AND RESPONSES



     MR. EISMAN: Yeah, hi, just a question on dividends. I' m just trying to understand how the progression works. You had, in the second and third quarters of last year $8.4 million, then $8.8 million and in the fourth quarter the $3.7 million and then this quarter in the $3 million range. It's pretty volatile. Just explain to me why.

     MR. HENDRIX: Steve, this is Rick. You know, last year we had a number of companies that didn't pay a first quarter dividend and doubled up in the fourth quarter. I think you said the fourth quarter number was $3.7 million, that actually was the first quarter number.

     The fourth quarter number I believe was over $10 million. And the big driver of that was a number of companies paying two dividends. And so, you know, there will be some of that effect this year, but less than last year.

     MR. EISMAN: Okay, thank you.

     MR. WEST: Good morning. I wondered if you could update us on the level of hedging that you're using versus your cost of funds. Did you materially lower your hedging activity because of your downsizing of the MBS portfolio?

     MR. HENDRIX: We did not downsize our hedging activities. Virtually all of the liabilities in the nonconforming portfolio are hedged in one way or another. And today most of the liabilities in the mortgage securities portfolio are hedged as well. So we took off the hedges that were associated with the loans or the securities that we sold early in the first quarter. But on a percentage basis we have a higher percentage of liabilities hedged today than we did in the fourth quarter.

     MR. WEST: Okay. And could you also update us on the level of credit enhancements? You mentioned the cost of mortgage insurance. About what percentage of the nonconforming portfolio does that address and to what degree does that provide you credit protection?

     MR. HENDRIX: The mortgage insurance is about 15% of the mortgage balance in the non-conforming portfolio.

     MR. WEST: Does that effectively lower loan to value?

     MR. HENDRIX: It does, it lowers the loan to value on those loans from aboVE 80 to roughly 60.

     MR. WEST: Roughly 60, okay. And lastly,
     could you just GIve some general comments regarding the outlook in your Capital Markets Pipeline? How does that look?

     MR. TONKEL: The capital markets pipeline is healthy across each of our segments. Eric highlighted the strength in the energy and the insurance sectors in particular and that is, I think true going forward. But the pipeline is healthy across each of our sectors. We feel like we're making very good progress in diversified industries, in particular, and in the defense area.

     MR. WEST: Do you feel like you're capable of getting the revenue up for that area up to kind of the run rates it was last year?

     MR. TONKEL: You know, what I can say is we feel great about the pipeline and we feel like there's a great deal of leverage in the platform as Eric alluded to. The financial institutions and the real estate businesses are experiencing lower levels of activity, and we feel like there is a great deal of leverage from here in addition to revenue opportunities in those segments as they become more active with rising rates abating over time.

     MR. WEST: Thank you.

     MR. HERR: Good morning.

     MR. BILLINGS: Good morning, Richard.

     MR. HERR: I guess maybe you could start with the broker. I'm just curious, I know there's a tax benefit this quarter so it's a little bit more difficult to get to net income of the broker. Would you tell us what maybe the broker was on a net income basis for the quarter?

     MR. BILLINGS: Richard, I think the way to look at that is that the broker is capital markets: equity capital markets and sales and trading. It operates with a breakeven of approximately $74 million. We did revenues, as you see, of $93 million to $94 million and we earned approximately 33% after tax on revenue above that, above the breakeven of $74 million or so.

     MR. HERR: Okay, that helps me. So the tax benefit I guess relates to just the tax loss carried forward related to the sub-prime business initiative?

     MR. HENDRIX: We didn't use any tax loss carry forward, Richard, but know, we had a loss in the taxable areas within the business, some of which is portfolio activity, some of which is FNLC. And, within the taxable businesses, we also have the asset management business which had a small loss as well.

     MR. HERR: Did you break out the expenses related to the FBR Open? Last year it was $8 million or $9 million. Am I far off?

     MR. BILLINGS: Richard, the FBR Open runs us annually just over $8 million, and that's an all-in cost including entertainment, which is a significant amount of that $8-plus million pre-tax. And of course we take a disproportionate amount of that in the first quarter.

     So the first quarter expenses are, you know, $4 million to $5 or million higher than in the next three quarters as we account for that activity.

     MR. HERR: Okay. And in terms of the Merchant Bank, I saw you had a gain there after some write-downs. I was just curious. Would you share with us what positions in your merchant bank you took the gains on? Does it have anything to do now with this alternative asset investment?

     MR. HENDRIX: Richard, I think, as you know, we don't disclose what we sold during the quarter until the "Q" comes out -- people will be able to see it then.

     MR. HERR: The was no regulatory filings for anything of that nature?

     MR. HENDRIX: No, there were not.

     MR. HERR: Okay, and lastly, thanks for taking the time for the questions. How much did you originate during the quarter in terms of non-prime mortgage loans and how much did you sell?

     MR. HENDRIX: We originated $1.44 billion, and I don't have the number, Richard, that we sold right in front of me, but it was less than that, so it was, you know, 1.2 or 1.3.

     MR. HERR: Okay, thanks a lot.

     MR. PATTERSON: You guys mentioned the $450 million in capital that is available because of running down the agency portfolio. I'm just curious, if you looked at all your businesses right now and considered them at full leverage, is that the total amount of capital that's available for you to deploy right now?

     MR. BILLINGS: Well, Mark, that's the capital available to deploy essentially from the sale of the old agency securities. You know, clearly the non-prime portfolio has approximately $300 million of equity capital deployed in it, and obviously as those loans run down that capital comes back to us. Then that will be redeployed over the next year.

     So, between those two, that's about $750 million of equity capital, and then of course the Merchant assets in the REIT are about $200 million and those are already deployed. So the $450 million is the capital we have to deploy now and will be deployed on a go forward basis, and obviously with real patience.

     And as we sit today, roughly 90% of our assets in our leveraged loan portfolio are hedged. And the intent will be, as we redeploy that $450 million in the agency area, we would do that on a very substantially hedged basis.

     And there are growing opportunities. One of the things that is becoming encouraging is that spreads are widening in these areas, and it looks like we're going to be able to put some capital to work and earn acceptable returns on a very substantially hedged basis. So we are starting that activity.

     MR. PATTERSON: Just to follow up on that thought. We saw the largest pure player in the group raise, you know, up to half a billion dollars in capital last month, and, obviously, they think they can put that to work. Are you in a situation where you can deploy that now or are you going to kind of gradually put it to work over the next quarter?

     MR. BILLINGS: It remains to be seen
     how quickly they put it to work. Absolutely we do want to convey that we can put the capital to work at acceptable returns which, for us, means that we want to have a very substantially hedged position and will hopefully be able to achieve minimum returns of about 10% in the agency portfolio.

     And we're seeing opportunities now. So without defining the precise time frame -- in the sense that I don't think we feel like we have to run out and get it done tomorrow -- we will be getting it done expeditiously and as prudently as we can. But I think what Anally did is an indication that there is opportunity starting to come back to this asset class.

     MR. PATTERSON: Right, on the Merchant portfolio, I understand that you don't want to talk about the sales that you made in the quarter, but, if I calculate, it looks like you sold about $65 million worth of the portfolio. Is that about right? Didn't you make new investments of $37.5 million?

     MR. HENDRIX: Right, I'm just looking, that's, yeah, that's pretty close, Mark.

     MR. PATTERSON: And with regard to the stuff that you sold, I mean I understand the dividend progression that Steve was kind of getting at in the first, sometimes you get double dividends in the fourth and no dividends in the first.

     But as we look at second quarter and third quarter, and there's some companies in the portfolio that have eliminated the dividend, there's some companies that have increased their dividend. Can we look to a $6 million, $7 million, $8 million million type of figure for that line for the next couple of quarters?

     MR. HENDRIX: You know, that's a little high,if we just look at the second quarter where we probably have the most clarity, I expect dividends to be up about 30%.

     MR. PATTERSON: Okay.

     MR. HENDRIX: So not quite to the number you're talking about.

     MR. PATTERSON: Okay, and then on First NLC, if you've brought the cost to originate down to 174 basis points,a very attractive number, is it your guess that in the second quarter we're actually going to see the benefits in terms of profitability on that taxable REIT stuff?

     MR. HENDRIX: We do expect that, Mark, which is, you know, why we said in the comments that we expect the company to be profitable in the second quarter.

     The 174 is actually adjusted, the actual cost in March was even lower than that. We tried to adjust it to normalize it a little bit. We feel very good about the steps they've taken and what the second quarter should be.

     I think it's important for people to know that -- which I think may have been partially what you're alluding to -- for the cost that we incurred in March, the benefit shows up in April in the second quarter. So we've got a pretty good feel for the first half of the second quarter already.

     MR. PATTERSON: Generally the gain on sale margins in the quarter I assume were better than they were in Q4 and maybe look to be somewhat okay to better in Q2?

     MR. HENDRIX: The end results? They were certainly much better in Q1 than they were in Q4, and we, like a lot of people in the industry, had some spillover from the fourth quarter to the first quarter, so the normalized number was even higher than what we actually reported and achieved in the first quarter.

     And the second quarter is continuing to improve. I think you know this industry pretty well, and we think we've done the things we needed to do and we're continuing to do them -- we're not done yet -- from an expense standpoint to lower our cost to originate. The market's improving but I think our overall improvement has more to do with expenses than it has with gain on sale margins, so there's more opportunity there.

     MR. BILLINGS: And having said that, Mark, as you know we like this industry a great deal. We think that probably as much as costs are being reduced in the industry, which is of course very important, more important is the fact that the coupons on these loans in the last four to five months have gone up very substantially from roughly 7.25% to as high as 8.5% on firsts.

     To have that kind of pricing power in a financial asset is extraordinarily important. And this indicates strongly, in our judgement, that these are assets and these are businesses that have great economic value.

     And, obviously, the market doesn't value these in any way, shape or form accordingly in our judgement, but we think that the fact that these coupons have moved up significantly in spreads and returns will allow for appropriate levels of profitability and returns on equity, and these businesses will ultimately reflect a valuation that is commensurate with that. So we're very optimistic about that.

     MR. PATTERSON: I get the sense that you've kind of weathered the storm and the prospects going forward after the last couple of quarters look a lot better. I look forward to seeing how you guys put that capital to work.

     MR. BILLINGS: Right, as do we, Mark, we are optimistic about these things and optimistic about our direction going forward. Obviously, we are in this transition phase, and it's going to take a few more quarters to get ourselves fully, get back all the new capital and some of the old capital fully transitioned to levels of returns we think are commensurate, but real progress is clearly being made. Thanks, Mark.

     MR. FORD: Actually my questions were asked and answered. Thank you. Good quarter.

     MR. FIDALGO: Good morning, gentlemen.

     MR. HENDRIX: Good morning, Miguel.

     MR. FIDALGO: Just a couple of questions for you. First, on First NLC, I look at, to your swap as a proxy, it was averaging about 5% in the first quarter. It's now 5.4% so obviously there is some pressure there in terms of the rates that get passed on to the volume of production. The 102 home loan sale prices that you're getting in the first quarter, do you see that carrying forward into the second quarter?

     MR. HENDRIX: We do, Miguel. In fact, you know, transactions we've entered into just in the last few days which have the higher two-year swap that you're talking about factored in have been above 102.

     MR. FIDALGO: Okay, and I know that spreads have come in. Is that the biggest component of the explanation or is there something else I should be thinking about?

     MR. HENDRIX: Spreads have come in, I'm sorry, where?

     MR. FIDALGO: In terms of say the triple A spreads on the securitizations?

     MR. HENDRIX: Well, I think that's part of it, I think, there's obviously credit expectations that's beyond just spreads in the bonds themselves that play into this, as well. And it frankly is just demand as people look to, you know, who are buyers and securitizers of this product look to amortize their own fixed costs. So there's a demand component, there's a credit expectations component and there's a cost component that includes both spreads and the overall level of yield.

     I think the fourth quarter frankly, was probably artificially low, even beyond what those factors would have created, and I feel like where we are right now against the two-year swap is normal. I think the industry is going to continue to move rates up slowly. And certainly, as the two-year swap goes further, the industry is going to have to take rates up even more.

     MR. FIDALGO: Okay. And then on the capital raising business. Even though the revenue was down a tad year-on-year, the compensation line seems to have stayed relatively flat. How should I think about that relationship?

     MR. BILLINGS: The compensation line in the total capital market business -- investment banking and institutional brokerage sales and trading -- runs approximately 45% variable cost structure. So that will remain quite constant. Then as you look at revenues you will see that. The fixed cost structures of those business are running about $40 million a quarter, roughly speaking, and then the rest is going to be variable. But there's a very constant relationship there to that variable cost structure.

     MR. HENDRIX: But you also, Miguel, have to remember you've got all of the First NLC comp expenses in that line as well.

     MR. FIDALGO: Sorry, the $40 million of fixed expenses, that was for what businesses?

     MR. BILLINGS: Investment banking, institutional brokerage, sales and trading.

     MR. FIDALGO: Right, so then First NLC adds another "X"?

     MR. BILLINGS: And research, including research of course.

     MR. FIDALGO: Okay. And then, so to that you'd add the First NLC and then whatever you have is fixed costs to run the REIT?

     MR. HENDRIX: We're starting to mix lines. I mean if we're just talking about compensation expense.

     MR. FIDALGO: No, I understood. And
     then lastly, on the return on capital that you expect to get from redeploying capital to the MBS portfolio, how do you think about the return on capital that you can get there versus the return on capital that you can get from buying back your own stock?

     MR. BILLINGS: You know, that's a great question. Of course, we do significant work, thought, and analysis on that. As we've stated many times, obviously we have a very, very strong history of buying back stock in our company, enormously strong, and so we look at these things. There are certain levels of capital that we like to maintain for just the character of the company and the business.

     The agency side, you know, we have actually, in the last couple of days bought assets hedged to returns that were in the low teens.

     So these opportunities are out there, and we think that with good focus, discipline and patience we will be able to put the capital to work to earn these acceptable returns. As to buying back stock, the intrinsic value of our business in our judgement is much higher than the stock price, and our opinions, obviously are biased.

     But nonetheless, we look at a world where the capital markets companies -- investment banks, institutional brokerages -- today are all trading at two and a half, three times book and twenty to twenty-five times earnings. Our capital markets business earned $65 million last year. It doesn't take a lot of high math to see that the value of the brokerage firm on that sort of methodology is not too distant in value from the current stock price, forgetting the REIT and forgetting all the capital in the REIT. So that's obviously a compelling reason to be buying back stock at these prices.

     We pay out a lot of our earnings in the form of a dividend right now because we still, through this transition phase, won't achieve the returns on equity that are normalized, in our judgement, for us. It's going to to take a few more quarters to get there. So, in the meantime, we do pay out most of our earnings, in some cases more than all of our earnings in the form of dividends. And so that constrains and restrains our ability to do some of the other things like buy back stock.

     But these are things that we think about constantly, things we're working on. Opportunities are improving, and I think that as the business returns to more normal return on equity and normal earnings levels, if the stock price doesn't reflect it and remains at these levels, it will give us the ability to not only pay dividends, it would ideally give us the ability to also buy back stock. So these are things we think about, and time will tell how all of it shakes out.

     MR. SLONE: Thanks for taking my call. Have you finished writing off all of your investment in the private? And if so, is there a tax benefit to be gained when the positions are finally ultimately disposed of?

     MR. HENDRIX: Richard, we look at that portfolio every quarter and make determinations as to whether or not, it's appropriate to change those valuations.

     But remember the securities you're referring to are really all held at the REIT. Because it's not taxable income to begin with, there really isn't any tax impact from either a write down evaluation or realized gains.

     So from purely a tax perspective, I don't think that there's any impact that anybody should be looking for.

     MR. SLONE: Okay, thanks.

     MR. BILLINGS: We appreciate everybody joining us and we look forward to speaking to you next quarters. Thank you all, take care.

(WHEREUPON, the conference call was concluded at 9:30 a.m.)